N e w s R e l e a s e Chesapeake Energy Corporation P. O. Box 18496 Oklahoma City, OK 73154

FOR IMMEDIATE RELEASE

JULY 7, 2005

CONTACTS:

JEFF MOBLEY VICE PRESIDENT INVESTOR RELATIONS AND RESEARCH (405) 767-4763	MARC ROWLAND EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER (405) 879-9232

CHESAPEAKE ENERGY CORPORATION ANNOUNCES EXPIRATION

OF CASH TENDER OFFERS

OKLAHOMA CITY, OKLAHOMA, JULY 7, 2005 - Chesapeake Energy Corporation (NYSE:CHK) today announced that it has completed its previously announced cash tender offers and consent solicitations (the “Offers”) for any and all of its $245,407,000 aggregate principal amount of 8.125% Senior Notes due 2011 (CUSIP No. 165167AS6) (the “8.125% Notes”) and any and all of its $300,000,000 aggregate principal amount of 9.00% Senior Notes due 2012 (CUSIP No. 165167AX5) (the “9.00% Notes” and, together with the 8.125% Notes, the “Notes”). The Offers expired at 5:00 p.m. EST on Wednesday, July 6, 2005 (the “Expiration Date”). As of the Expiration Date, $237,869,425 or 96.9%, of the aggregate principal amount of the 8.125% Notes were tendered and $299,070,000, or 99.7%, of the aggregate principal amount of the 9.00% Notes were tendered.

The Company has accepted for payment and paid for all Notes validly tendered on or prior to the Expiration Date, including all Notes tendered on or prior to the June 20, 2005 consent date. In connection with the Offers, the Company received the required consents from holders of the Notes to approve proposed amendments (the “Proposed Amendments”) to the indentures governing the Notes to eliminate substantially all of the restrictive covenants of the indentures. Adoption of the Proposed Amendments required the consent of holders of at least a majority of the aggregate principal amount of each of the outstanding Notes.

The terms of the Offers are described in the Company's Offer to Purchase and Consent Solicitation Statement dated June 7, 2005, copies of which may be obtained from MacKenzie Partners, Inc., the information agent for the Offers, at (800) 322-2885 (US toll free) and (212) 929-5500 (collect).

The Company engaged Bear, Stearns & Co. Inc. and Wachovia Securities to act as dealer managers and solicitation agents in connection with the Offers. Questions regarding the Offers may be directed to Bear, Stearns & Co. Inc., Global Liability Management Group, at (877) 696-2327 (toll-free) and (212) 272-5112 (collect) or Wachovia Securities, Liability Management Group, at (866) 309-6316 (toll-free) and (704) 715-8341 (collect).

This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consent with respect to any securities. The Offers are being made solely by the Offer to Purchase and Consent Solicitation Statement dated June 7, 2005.

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include estimates and give our current expectations or forecasts of future events. Although we believe our forward-looking statements are reasonable, they can be affected by inaccurate assumptions or by known or unknown risks and uncertainties.

Chesapeake Energy Corporation is the third largest independent producer of natural gas in the U.S. Headquartered in Oklahoma City, the company’s operations are focused on exploratory and developmental drilling and producing property acquisitions in the Mid-Continent, Permian Basin, South Texas, Texas Gulf Coast and Ark-La-Tex (including the Barnett Shale) regions of the United States. The company’s Internet address is www.chkenergy.com.